Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

Xerox Reports First-Quarter 2009 Earnings

NORWALK, Conn., April 24, 2009 – Xerox Corporation (NYSE: XRX) announced today first-quarter 2009 results that include earnings of 5 cents per share and $22 million in operating cash flow. Earnings are in line with the updated expectations Xerox announced last month and include a 2 cent impact from Xerox’s share of Fuji Xerox’s restructuring.

Total revenue of $3.6 billion was down 18 percent including a 6 point negative currency impact. The decline is largely due to the downstream impact of the economy with constraints in the overall business environment delaying purchasing decisions and the company’s distributors holding lower inventory levels. Post-sale and financing revenue was down 14 percent or 8 percent in constant currency. Equipment sale revenue declined 30 percent or 26 percent in constant currency.

“During the first quarter, we saw an accelerated rate of decline in enterprise spending on technology, especially in Europe and developing markets,” said Anne Mulcahy, Xerox chairman and chief executive officer. “Our roadmap in this recession is focused on cost and expense management, cash generation and continuing to strengthen our number-one revenue share position through innovation and services. We’re making progress in all three of these areas and expect the flow-through from our actions to mitigate further economic challenges.

“During the year, we will continue to bring new technology to market that provides more affordable choices for our customers and launch more document services that help our customers cut their document costs by up to 30 percent,” added Mulcahy. “As disciplined as we are in cost management, we’re equally determined to invest in growth, ensuring that Xerox is in an advantaged position as the economy improves.”

Xerox decreased its total debt by $485 million in the first quarter and plans to reduce overall debt by more than $1 billion this year. First-quarter operating cash flow of $22 million is in line with last year. In addition, the company expects full-year operating cash flow of $1.3 billion.

The company reiterated that it will deliver $250 million in savings throughout this year from previous restructuring actions, as well as an additional $300 million in non-restructuring cost and expense reductions that will flow through to earnings and cash generation.

First-quarter selling, administrative and general (SAG) expenses were down year over year by $120 million and SAG as a percent of revenue was 28.2 percent. Gross margin was 38.9 percent in the first quarter, down about half a point from the prior year.

Xerox expects second-quarter 2009 earnings in the range of 10 cents to 12 cents per share, delivering full-year 2009 earnings of 50 cents to 55 cents per share.

-XXX-

Media Contacts:

Carl Langsenkamp, Xerox Corporation, +1-585-423-5782,

carl.langsenkamp@xerox.com

Christa Carone, Xerox Corporation, +1-203-849-2417, christa.carone@xerox.com

Note: This release discusses revenue growth using a measure noted as “Constant Currency” that excludes the effects of currency translation. Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures. This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For more information on Xerox, visit http://www.xerox.com or http://www.xerox.com/news. For open commentary, industry perspectives and views from events visit http://twitter.com/xeroxcorp, http://twitter.com/xeroxevents, http://www.facebook.com/pages/So-what-DOES-Xerox-do/62701299858, http://www.xerox.com/blogs, http://www.xerox.com/podcasts or http://www.xerox.com/thoughtleaders.

Xerox®, the Xerox wordmark and the sphere of connectivity design are trademarks of Xerox Corporation in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)(1)

	Three Months Ended March 31,
(in millions, except per-share data)	2009	2008	% Change
Revenues
Sales	$1,494	$2,013	(26)%
Service, outsourcing and rentals	1,880	2,113	(11)%
Finance income	180	209	(14)%

Total Revenues	3,554	4,335	(18)%

Costs and Expenses
Cost of sales	1,004	1,319	(24)%
Cost of service, outsourcing and rentals	1,100	1,231	(11)%
Equipment financing interest	69	80	(14)%
Research, development and engineering expenses	204	221	(8)%
Selling, administrative and general expenses	1,004	1,124	(11)%
Restructuring and asset impairment charges	(2)	3	*
Other expenses, net	97	866	(89)%

Total Costs and Expenses	3,476	4,844	(28)%

Income (Loss) before Income Taxes, Equity Income & Noncontrolling Interests(2)	78	(509)	*
Income tax expense (benefits)	19	(246)	*
Equity in net (loss) income of unconsolidated affiliates	(10)	28	*

Net Income (Loss)	49	(235)	*
Less: Net Income attributable to Noncontrolling Interests	7	9	(22)%

Net Income (Loss) attributable to Xerox Corporation	$42	$(244)	*

Basic Earnings (Loss) per Share	$0.05	$(0.27)	*
Diluted Earnings (Loss) per Share	$0.05	$(0.27)	*

*	Percent change not meaningful.
(1)	See “Accounting Changes” section for discussion of change in presentation of Noncontrolling Interests.
(2)	Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)(1)

(in millions, except share data in thousands)	March 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$549	$1,229
Accounts receivable, net	1,930	2,184
Billed portion of finance receivables, net	257	254
Finance receivables, net	2,326	2,461
Inventories	1,295	1,232
Other current assets	725	790

Total current assets	7,082	8,150
Finance receivables due after one year, net	4,379	4,563
Equipment on operating leases, net	566	594
Land, buildings and equipment, net	1,380	1,419
Investments in affiliates, at equity	947	1,080
Intangible assets, net	635	610
Goodwill	3,275	3,182
Deferred tax assets, long-term	1,667	1,692
Other long-term assets	1,109	1,157

Total Assets	$21,040	$22,447

Liabilities and Equity
Short-term debt and current portion of long-term debt	$641	$1,610
Accounts payable	1,282	1,446
Accrued compensation and benefits costs	561	625
Other current liabilities	1,368	1,769

Total current liabilities	3,852	5,450
Long-term debt	7,258	6,774
Liability to subsidiary trust issuing preferred securities	648	648
Pension and other benefit liabilities	1,747	1,747
Post-retirement medical benefits	879	896
Other long-term liabilities	587	574

Total Liabilities	14,971	16,089
Common stock, including additional paid-in-capital	3,330	3,313
Retained earnings	5,345	5,341
Accumulated other comprehensive loss	(2,730)	(2,416)

Xerox Shareholders' Equity	5,945	6,238
Noncontrolling Interests	124	120

Total Equity	6,069	6,358

Total Liabilities and Equity	$21,040	$22,447

Shares of common stock issued and outstanding	864,787	864,777

(1)	See “Accounting Changes” section for discussion of change in presentation of Noncontrolling Interests.

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in millions)	2009	2008
Cash Flows from Operating Activities:
Net income (loss) attributable to Xerox Corporation	$42	$(244)
Adjustments required to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	169	145
Provisions for receivables and inventory	84	49
Net gain on sales of businesses and assets	(2)	(7)
Undistributed equity in net loss (income) of unconsolidated affiliates	10	(27)
Stock-based compensation	17	20
Provision for litigation, net	2	795
Payments for securities litigation, net	(28)	—
Payments for restructurings	(87)	(37)
Contributions to pension benefit plans	(28)	(35)
Decrease (increase) in accounts receivable and billed portion of finance receivables	167	(28)
Increase in inventories	(105)	(129)
Increase in equipment on operating leases	(63)	(77)
Decrease in finance receivables	113	124
Decrease (increase) in other current and long-term assets	17	(34)
Decrease in accounts payable and accrued compensation	(168)	(183)
Decrease in other current and long-term liabilities	(105)	(23)
Net change in income tax assets and liabilities	2	(300)
Net change in derivative assets and liabilities	(40)	23
Other, net	25	20

Net cash provided by operating activities	22	52

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(37)	(44)
Proceeds from sales of land, buildings and equipment	3	9
Cost of additions to internal use software	(28)	(27)
Acquisitions, net of cash acquired	(145)	(4)
Net change in escrow and other restricted investments	—	1

Net cash used in investing activities	(207)	(65)

Cash Flows from Financing Activities:
Net debt payments on secured financings	(25)	(88)
Net (payments) proceeds on other debt	(417)	246
Common stock dividends	(37)	(40)
Payments to acquire treasury stock, including fees	—	(335)
Repurchases related to stock-based compensation	—	(32)
Other, net	(3)	(1)

Net cash used in financing activities	(482)	(250)

Effect of exchange rate changes on cash and cash equivalents	(13)	6

Decrease in cash and cash equivalents	(680)	(257)
Cash and cash equivalents at beginning of period	1,229	1,099

Cash and cash equivalents at end of period	$549	$842

Financial Review

Summary

Revenues

	Three Months Ended March 31,
(in millions)	2009	2008	Change
Equipment sales	$770	$1,098	(30)%
Post sale revenue¹	2,784	3,237	(14)%

Total Revenue	$3,554	$4,335	(18)%

Reconciliation to Condensed Consolidated Statements of Income
Sales	$1,494	$2,013
Less: Supplies, paper and other sales	(724)	(915)

Equipment sales	$770	$1,098

Service, outsourcing and rentals	$1,880	$2,113
Add: Finance income	180	209
Add: Supplies, paper and other sales	724	915

Post sale revenue	$2,784	$3,237

Memo: Color²	$1,365	$1,602	(15)%

[1]

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

[2]	Color revenues represent a subset of total revenues and exclude GIS revenues.

First quarter 2009 total revenues decreased 18% compared to the first quarter 2008. Worldwide economic weakness negatively impacted our major market segments and currency had a 6-percentage point negative impact on total revenues in the quarter. Total revenues included the following:

•	14% decrease in post sale revenue, with a 6-percentage point negative impact from currency. The components of post sale revenue decreased as follows:

•

11% decrease in service, outsourcing and rentals revenue to $1,880 million, reflecting declines in technical service and outsourcing revenue primarily due to currency and a decline in pages. Total digital pages declined 4%, while color pages increased by 16%.

•

Supplies, paper and other sales of $724 million decreased 21% year-over-year, primarily due to currency and declines in channel supplies purchases, including lower purchases within developing markets and lower paper sales.

•

30% decrease in equipment sales revenue, with a 4-percentage point negative impact from currency. Overall declines in install activity was the primary driver and more than offset growth in iGen, color continuous feed and segment 2-5 install activity. More than two-thirds of the first quarter 2009 equipment sales were generated from products launched in the past 24 months.

•

15% decrease in color revenue[2], with a 7-percentage point negative impact from currency. Color revenue of $1,365 million comprised 42% of total revenue in the first quarter 2009[3], excluding GIS, and reflects:

•

10% decrease in color post sale revenue, including a 7-percentage point negative impact from currency. The decline was partially driven by lower channel color printer supplies purchases. Color represented 39% of post sale revenue in the first quarter 2009[3].

•

25% decrease in color equipment sales revenue, including a 6-percentage point negative impact from currency and lower installs driven by the impact of the economic environment. Color sales represented 53% of total equipment sales in the first quarter 2009[3].

[3]

Total color, color post sale and color equipment sales revenues comprised 38%, 37% and 45% in 2009, respectively, if calculated on total, total post sale and total equipment sales revenues, including GIS. GIS is excluded from the color information presented, as the breakout of the information required to make this computation is not available.

Net Income

First quarter 2009 net income attributable to Xerox of $42 million, or $0.05 per diluted share, included a $22 million charge, or $0.02 per diluted share, for our share of Fuji Xerox’s after-tax restructuring charge.

First quarter 2008 net loss attributable to Xerox of $244 million, or $0.27 per diluted share, included an after-tax charge of $491 million ($795 million pre-tax), or $0.54 per diluted share, associated with securities-related litigation matters.

The calculations of basic and diluted earnings per share are included as Appendix I.

Operations Review

	Three Months Ended March 31,
(in millions)	Production	Office	Other	Total
2009
Equipment sales	$209	$524	$37	$770
Post sale revenue	844	1,487	453	2,784

Total Revenues	$1,053	$2,011	$490	$3,554

Segment Profit (Loss)	$40	$138	$(90)	$88

Operating Margin	3.8%	6.9%	(18.4)%	2.5%

2008
Equipment sales	$283	$756	$59	$1,098
Post sale revenue	988	1,691	558	3,237

Total Revenues	$1,271	$2,447	$617	$4,335

Segment Profit (Loss)	$101	$265	$(40)	$326

Operating Margin	7.9%	10.8%	(6.5)%	7.5%

Refer to Appendix II for the reconciliation of Segment Operating Profit to Pre-tax Income (Loss).

Note:

•	Install activity percentages include the Xerox-branded product shipments to GIS.

Production

Revenue

First quarter 2009 Production revenue of $1,053 million decreased 17%, including a 8-percentage point negative impact from currency, reflecting:

•	15% decrease in post sale revenue with a 8-percentage point negative impact from currency, as declines in revenue in most product segments were driven in part by a slowdown in black-and-white pages.

•

26% decrease in equipment sales revenue with a 7-percentage point negative impact from currency. Install declines in black-and-white production systems and entry production color systems more than offset iGen and color continuous feed systems growth.

•	6% decline in installs of production color products, as entry production color declines were partially offset by increased Xerox 700, iGen4 and color continuous feed systems installs.

•	29% decline in installs of production black-and-white systems driven by declines in all product segments.

Operating Profit

First quarter 2009 Production profit of $40 million decreased $61 million from first quarter 2008 due to lower gross profit flow-through from the revenue decline partially offset by lower R,D&E and SAG spending.

Office

Revenue

First quarter 2009 Office revenue of $2,011 million decreased 18%, including a 5-percentage point negative impact from currency, reflecting:

•

12% decrease in post sale revenue with a 6-percentage point negative impact from currency, as declines in revenue from black-and-white devices and channel supplies purchases, including lower purchases within developing markets, more than offset growth in GIS and color multifunction devices.

•

31% decrease in equipment sales revenue, with a 4-percentage point negative impact from currency. The decline in revenue across most product segments reflects lower installs driven by the current weak economic environment.

•	21% decline in installs of color multifunction devices driven by lower overall demand not offset by the impact of new products including the office version of the Xerox 700.

•

45% decline in installs of black-and-white copiers and multifunction devices, including a 85% decline in Segment 1 products (11-20 ppm), driven primarily by lower activity in developing markets, offset by a 9% increase in Segment 2-5 products (21-90 ppm). Segment 2-5 installs include the Xerox 4595, a 95 ppm device with an embedded controller.

•	22% decline in installs of color printers.

Operating Profit

First quarter 2009 Office profit of $138 million decreased $127 million from first quarter 2008, due to lower gross profit flow-through from revenue decline partially offset by lower R,D&E and SAG spending.

Other

Revenue

First quarter 2009 Other revenue of $490 million decreased 21%, including a 6-percentage point negative impact from currency, driven by declines in revenue from paper and wide format systems. Paper comprised approximately half of the first quarter 2009 and 2008 Other segment revenue.

Operating Profit

First quarter 2009 Other loss of $90 million increased $50 million from first quarter 2008, reflecting lower revenue, interest income and equity income, as well as higher non-financing interest expense, partially offset by lower SAG expenses.

Costs, Expenses and Other Income

Gross Margin

	Three Months Ended March 31,
	2009	2008	Change
Sales	32.8%	34.5%	(1.7	) pts
Service, outsourcing and rentals	41.5%	41.7%	(0.2	) pts
Financing income	61.7%	61.7%	—	pts
Total Gross Margin	38.9%	39.3%	(0.4	) pts

First quarter 2009 total gross margin decreased 0.4-percentage points compared to the first quarter 2008 primarily due to the unfavorable impact of transaction currency of 1.0-percentage point partially offset by cost improvements.

Sales gross margin decreased 1.7-percentage points compared to the first quarter 2008 primarily due to the adverse impact of transaction currency on our inventory purchases of 1.9-percentage points, as well as lower supplies sales, partially offset by cost improvements.

Service, outsourcing and rentals margin decreased 0.2-percentage points compared to the first quarter 2008. First quarter 2008 included a benefit of 1.0-percentage point from an adjustment related to capitalized costs associated with equipment on operating leases, primarily in the Office segment. 2009 cost improvements more than offset the impact of pricing.

Research, Development and Engineering Expenses (“R,D&E”)

	Three Months Ended March 31,
	2009	2008	Change
R,D&E % Revenue	5.7%	5.1%	0.6	pts

R,D&E of $204 million in the first quarter 2009 was $17 million lower than the first quarter 2008. R&D of $175 million decreased $9 million, and sustaining engineering costs of $29 million decreased $8 million from first quarter 2008.

We invest in technological research and development, particularly in color, software and services. We believe that our R&D spending is sufficient to remain technologically competitive. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

	Three Months Ended March 31,
	2009	2008	Change
SAG % Revenue	28.2%	25.9%	2.3	pts

SAG expenses of $1,004 million in the first quarter 2009 were $120 million lower than the first quarter 2008, including a $75 million benefit from currency. The SAG expense decrease reflected the following:

•	$92 million decrease in selling expenses, reflecting favorable currency, benefits from restructuring and an overall reduction in spending.

•	$69 million decrease in general and administrative expenses, reflecting favorable currency and restructuring benefits.

•

$41 million increase in bad debt expenses to $69 million, reflecting an increase in write-offs in North America and Europe. 2009 first quarter bad debt expense as a percentage of revenue was consistent with the fourth quarter 2008, and was less than one percent of receivables.

Restructuring and Asset Impairment Charges

During first quarter 2009, we recorded a net restructuring reversal of $2 million as compared to a net charge of $3 million during the first quarter of 2008. The first quarter 2009 net reversal included approximately $10 million of severance related charges for new actions and $12 million of net reversals for changes in estimated reserves from prior year initiatives.

The restructuring reserve balance as of March 31, 2009, for all programs was $253 million, of which approximately $234 million is expected to be spent over the next twelve months.

Worldwide Employment

Worldwide employment of 55,600 at March 31, 2009 decreased approximately 1,500 from year-end 2008 and decreased 1,900 from first quarter 2008, primarily due to restructuring reductions partially offset by additional headcount related to GIS’s acquisition of ComDoc, Inc.

Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2009	2008
Non-financing interest expense	$61	$54
Interest income	(5)	(12)
Gains on sales of businesses and assets	(2)	(7)
Currency losses, net	20	19
Amortization of intangible assets	14	13
Litigation matters	2	795
All other expenses, net	7	4

Total Other expenses, net	$97	$866

Non-Financing Interest Expense

First quarter 2009 non-financing interest expense of $61 million was $7 million higher than first quarter 2008, reflecting higher average debt balances partially offset by the benefit of lower interest rates.

Interest Income

First quarter 2009 interest income of $5 million decreased $7 million from first quarter 2008, reflecting lower average cash balances and lower interest rates.

Currency Losses, Net

First quarter 2009 net currency losses were $1 million higher than first quarter 2008. First quarter 2009 currency losses were primarily due to the significant movement in exchange rates among the U.S. Dollar, Euro and Yen during the quarter, as well as the increased cost of hedging, particularly in developing markets. First quarter 2008 currency losses of $19 million were primarily due to significant and rapid weakening of the U.S. Dollar and Euro as compared to the Yen.

Legal Matters

First quarter 2008 charges of $795 million reflected provisions for the $670 million settlement of Carlson v. Xerox Corporation (“Carlson”) and other securities-related litigation matters, net of expected insurance recoveries. On January 14, 2009, the United States Court for the District of Connecticut entered a Final Order and Judgment approving the Carlson settlement.

Income Taxes

	Three Months Ended March 31,
(in millions)	2009	2008	Change
Income tax expense (benefit)	$19	$(246)	$265
Effective tax rate	24.4%	48.3%	(23.9	) pts

The first quarter 2009 effective tax rate was 24.4% as compared to 48.3% in the first quarter 2008. The 2009 tax rate was lower than the U.S. statutory tax rate primarily reflecting the benefit to taxes from the geographical mix of income before taxes and the related tax rates in those jurisdictions, the resolution and re-measurement of certain unrecognized tax positions, as well as the utilization of foreign tax credits.

The 2008 tax rate included a $304 million tax benefit associated with the $795 million net provision for securities-related litigation matters. Excluding the impact of the litigation charge, the adjusted effective tax rate was 20.3%4, which was lower than the U.S. statutory tax rate primarily due to the net tax benefits from the resolution and re-measurement of certain unrecognized tax positions as well as the geographical mix of income before taxes and the related tax rates in those jurisdictions.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the geographical mix of income and the related tax rates in those jurisdictions, and available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for the remaining quarters of 2009 will approximate 28% excluding the effects of any future discrete events.

[4]	See the “Non-GAAP Financial Measures” section for an explanation of this non-GAAP financial measure.

Equity in Net (Loss) Income of Unconsolidated Affiliates

Equity in net loss of unconsolidated affiliates of $10 million decreased $38 million compared to first quarter 2008, reflecting our 25% share of Fuji Xerox’s net loss reflecting worldwide economic weakness. First quarter 2009 included charges of $22 million related to our share of Fuji Xerox after-tax restructuring. First quarter 2008 included after-tax restructuring charges of $10 million primarily related to pension settlements.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended March 31, 2009 and 2008:

	Three Months Ended March 31,
(in millions)	2009	2008	Amount Change
Net cash provided by operating activities	$22	$52	$(30)
Net cash used in investing activities	(207)	(65)	(142)
Net cash used in financing activities	(482)	(250)	(232)
Effect of exchange rate changes on cash and cash equivalents	(13)	6	(19)

Decrease in cash and cash equivalents	(680)	(257)	(423)
Cash and cash equivalents at beginning of period	1,229	1,099	130

Cash and cash equivalents at end of period	$549	$842	$(293)

Cash Flows from Operating Activities

Net cash provided by operating activities was $22 million in the first quarter 2009. The $30 million decrease in cash from first quarter 2008 was primarily due to the following:

•	$206 million decrease in pre-tax income before litigation.

•	$50 million decrease due to higher restructuring payments related to previously reported actions.

•	$28 million decrease due to net payments for the settlement of securities-related litigation.

•	$195 million increase from collections on receivables exceeding new billings. Collections in the first quarter 2009 and 2008 include the benefit from the sales of account receivables.

•	$24 million increase due to lower inventory growth reflecting inventory supply chain management.

•	$14 million increase due to lower placements of equipment on operating leases reflecting lower install activity.

Cash Flows from Investing Activities

Net cash used in investing activities was $207 million in the first quarter 2009. The $142 million decrease in cash from first quarter 2008 was primarily due to GIS’s acquisition of ComDoc, Inc.

Cash Flows from Financing Activities

Net cash used in financing activities was $482 million in the first quarter 2009. The $232 million decrease in cash from first quarter 2008 was primarily due to the following:

•

$663 million decrease from higher net repayments on other debt. First quarter 2009 reflects the repayment of 2009 Senior Notes of $879 million, net proceeds of $503 million from borrowings under the Credit Facility and net payments of $41 million primarily for foreign short-term borrowings. First quarter 2008 reflects $325 million borrowings under the Credit Facility, partially offset by an $81 million repayment of a Euro bank facility.

•	$335 million increase due to the absence of purchases under the company’s share repurchase program.

•	$63 million increase due to lower net repayments on secured debt, reflecting continued run-off of our U.S. secured borrowing program.

•	$32 million increase due to the absence of repurchases related to stock-based compensation.

Customer Financing Activities

The following represents our total finance assets associated with our lease and finance operations:

(in millions)	March 31, 2009	December 31, 2008
Total Finance receivables, net(1)	$6,962	$7,278
Equipment on operating leases, net	566	594

Total Finance Assets, net	$7,528	$7,872

The reduction of $344 million in Total finance assets, net includes unfavorable currency of $178 million.

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

The following summarizes our debt as of March 31, 2009 and December 31, 2008:

(in millions)	March 31, 2009	December 31, 2008
Principal debt balance	$7,735	$8,201
Less: Net unamortized discount	(6)	(6)

Add: SFAS No. 133 fair value adjustments	170	189

Total debt	7,899	8,384

Less: current maturities and short-term debt	(641)	(1,610)

Total long-term debt	$7,258	$6,774

Sale of Accounts Receivables

During the first quarter 2009 we sold $237 million of accounts receivable without recourse, as compared to $246 million in the fourth quarter 2008. Fees associated with these sales were approximately $2 million in each period. $228 million of receivables sold remained uncollected as of March 31, 2009.

Accounting Change

On January 1, 2009, we adopted SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“FAS 160”). FAS 160 requires that minority interests be renamed noncontrolling interests and be presented as a separate component of equity. In addition the Company must report a consolidated net income (loss) measure that includes the amount attributable to such noncontrolling interests for all periods presented.

Subsequent Event

We have amended our $2 billion Credit Agreement with affiliates of Citibank, N.A., JPMorgan Chase Bank, N.A., as joint lead arrangers and joint bookrunners, and a group of lenders. The amendment increases the permitted leverage ratio (debt/consolidated EBITDA) to 4.25x through June 30, 2010. The permitted leverage ratio after June 30, 2010 then reduces to and remains at 3.75x until maturity. The amendment includes a re-pricing of the Credit Agreement such that borrowings will bear interest at LIBOR plus a spread (including fees) that will vary between 2.50% and 4.50%, subject to our credit rating at the time of borrowing. Based on our current credit rating, the applicable spread would be 3.50%.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (“GAAP”). A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2009 first quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Adjusted Effective Tax Rate

The effective tax rate for the first quarter 2008 is discussed in this presentation using a non-GAAP financial measure that excludes the effect of charges associated with securities-related litigation matters. Management believes that it is helpful to exclude this effect to better understand, analyze and compare the prior period’s income tax expense and effective tax rate to the current period amounts given the discrete nature and size of this item in the prior period.

	Q1 2008
Adjusted Tax Rate	Pre-tax Income	Income Taxes	Tax Rate
(in millions)
As Reported	$(509)	$(246)	48.3%
Provision for securities litigation matters	795	304

As Adjusted	$286	$58	20.3%

XXX

APPENDIX I

Xerox Corporation

Earnings per Common Share

(Dollars in millions, except per share data. Shares in thousands)

	Three Months Ended March 31,
	2009	2008
Basic Earnings (Loss) per Share:

Net Income (Loss) attributable to Xerox	$42	$(244)

Weighted Average Common Shares Outstanding	866,944	910,862

Basic Earnings (Loss) per Share	$0.05	$(0.27)

Diluted Earnings (Loss) per Share:

Net Income (Loss) attributable to Xerox	$42	$(244)
Interest on Convertible Securities, net	—	—

Adjusted net income (loss) available to common shareholders	$42	$(244)

Weighted Average Common Shares Outstanding	866,944	910,862
Common shares issuable with respect to:
Stock options	319	—
Restricted stock and performance shares	10,589	—
Convertible securities	—	—

Adjusted Weighted Average Common Shares Outstanding	877,852	910,862

Diluted Earnings (Loss) per Share	$0.05	$(0.27)

The computation of diluted earnings per share for the three months ended March 31, 2009 and 2008 did not include the effects of 50 million shares and 37 million shares, respectively, because to do so would have been anti-dilutive. The 37 million shares in 2008 included 15 million shares which were anti-dilutive as a result of the net loss in the period.

Dividends per Common Share	$0.0425	$0.0425

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income (Loss)

	Three Months Ended March 31,
(in millions)	2009	2008
Total Segment Operating Profit	$88	$326
Reconciling items:
Restructuring and asset impairment charges	2	(3)
Restructuring charges of Fuji Xerox	(22)	(10)
Litigation matters	—	(795)
Equity in net loss (income) of unconsolidated affiliates	10	(28)
Other	—	1

Pre-tax income (loss)	$78	$(509)

Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office and Other. The Production and Office segments are centered around strategic product groups, which share common technology, manufacturing and product platforms, as well as classes of customers.

Production:	Monochrome 91+ pages per minute (ppm) excluding 95 ppm with embedded controller; Color 41+ ppm excluding 50 ppm, 60 ppm and 70 ppm with embedded controller.

Office:	Monochrome up to 90 ppm as well as 95 ppm with embedded controller; Color up to 40 ppm as well as 50 ppm, 60 ppm and 70 ppm with embedded controller.

Other:	Xerox Supplies Business Group (predominantly paper), value-added services, Wide Format Systems, Xerox Technology Enterprises (XTE), royalty and licensing, GIS network integration solutions and electronic presentation systems, equity income and non-allocated corporate items.